Exhibit 10(b)

ALFA CORPORATION

SALARY ADJUSTMENTS FOR NAMED EXECUTIVE OFFICERS

Set forth below are the 2008 annual salaries for the named executive officers that will be reimbursed by the Company to Mutual under a Management and Operating Agreement between the companies:

2008 Salary[1]
Jerry A. Newby	$352,613
C. Lee Ellis	$243,990
Herman T. Watts	$174,685
Stephen G. Rutledge	$168,814
Thomas E. Bryant	$172,057

[1]

The 2008 salary figures assume that the percentage of salary reimbursed by the Company to Mutual will remain at the same level as 2007. The amounts reimbursed to Mutual by the Company could change in the future.